Exhibit 10.1

Salary Deferral Program Letter Agreement

July____ , 2008

Dear ________________,

As we have discussed, as member of the senior management team, you have been asked by Scientific Learning Corporation (the “Company”) to participate in a salary deferral program. This letter sets forth the terms of the program.

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This agreement shall cover an amount equal to ___% of the semimonthly compensation otherwise payable to you in cash by the Company in connection with your service as an employee of the Company during the period beginning August 1, 2008 and ending on December 31, 2008 (the “Deferred Compensation”). Deferred Compensation shall not include reimbursement for expenses incurred in connection with your Company activities.

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The Company shall establish a Deferred Compensation Account in your name, and shall credit to such Account the amounts otherwise payable to you in cash on the date such cash payment would have been made had it not been deferred. Such Deferred Compensation Account shall be maintained by the Company until such time as a payout, if any, described in paragraphs 5 and 6 below shall occur.

3.

You understand that any Deferred Compensation Account in your name shall be “unfunded”, and as such shall reflect amounts otherwise payable to you on a pre-income tax, pre-employment tax basis. The amounts maintained in your Deferred Compensation Account shall be considered to be an unsecured debt liability by the Company.

4.	Amounts accrued in your Deferred Compensation Account shall not be credited with interest.
5.

For purposes of this program, the Performance Target is Company-wide sales of $50,000,000 or more in 2008 (the “Performance Target”). Subject to the terms of paragraph 6 below, and upon achievement of the Performance Target on or before December 31, 2008, the amounts credited to your Deferred Compensation Account shall be paid to you in a lump sum on or before March 15, 2009. Notwithstanding the foregoing, if the Performance Target is not achieved on or before December 31, 2008, your Deferred Compensation Account will be cancelled and you will receive no payment from your Account.

6.

If your employment with the Company terminates after December 31, 2008 or if your employment terminates due to your death at anytime prior to March 15, 2009 (or the payment date under this program, if any, if earlier), and the Performance Target described in paragraph 5 has been achieved on or before December 31, 2008, then your Deferred Compensation Account shall be paid to you or your estate in a lump sum on or before March 15, 2009. In the event of your termination of employment with the Company for any

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reason other than death on or before December 31, 2008, your Deferred Compensation Account will be cancelled any you will receive no payment from your Account.

7.

Nothing in this letter agreement shall be deemed to create a trust or segregated asset account of any nature, and no money or other thing of value shall be separately held by the Company in connection with its obligation to make payments hereunder. The attempt by any person to anticipate, hypothecate or otherwise receive value in respect of such obligation prior to the date scheduled for the payment of Deferred Compensation under the terms of this letter agreement shall be null and void and of no force or effect.

8.	Nothing in this letter agreement shall be deemed to affect the at-will nature of your employment with the Company.

Please indicate your acknowledgment of and agreement to all of the foregoing by entering the appropriate information where indicated, signing this letter, and returning it to Gina Larue, Vice President of Human Resources of the Company, fax number (510) 874-1877, no later than July 31, 2008.

Very truly yours,
SCIENTIFIC LEARNING CORPORATION
By:

ACKNOWLEDGED AND AGREED TO:

Signature:
Printed Name:
Address:

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